SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: March 7, 2003
                        (Date of earliest event reported)

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)

            Nevada                      0-11550               36-3207413
        (State or other               (Commission            (IRS Employer
jurisdiction of incorporation)       File Number)       Identification Number)

                         99 Wood Avenue South, Suite 311
                                Iselin, NJ 08830
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (732) 452-9556

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Item 5. Other Events.

Pharmos Corporation reported on March 7, 2003 the financial results for the twelve months ended December 31, 2002. The Company recorded a net loss of $17,070,000, or $.30 per share, in 2002 compared to a net income of $5,046,000, or $.09 per share, recorded in 2001. The net income in 2001 resulted from a one-time gain of $16,285,000 from the sale of Pharmos' ophthalmic business in October 2001. Operating expenses increased 22% in 2002 compared to 2001, driven largely by growing activities in connection with the Company's non-psychotropic cannabinoid drug development programs, in particular those necessary to successfully advance the ongoing pivotal clinical trial of dexanabinol for traumatic brain injury (TBI). Cash and cash equivalents, including restricted cash, totalled $21,839,000 as of December 31, 2002.

For the fourth quarter ended December 31, 2002, Pharmos reported a net loss of $3,302,000, or $.06 per share, compared to a net income of $12,160,000, or $.22 per share, for the same period in 2001. The income in the 2001 fourth quarter was generated by a one-time gain of $16,285,000 from the sale of the Company's ophthalmic business in October 2001. Total operating expenses decreased approximately 18% in the fourth quarter 2002 compared to the fourth quarter 2001, primarily due to decreased research & development expenses. Research and development expenses decreased approximately 23% in the fourth quarter 2002 primarily as a result of lower consulting-related expenses in connection with the dexanabinol/TBI phase III clinical trial and lower staff-related expenses compared to the fourth quarter 2001.

Pharmos also announced that in order to better concentrate its resources on its most important programs, Pharmos has implemented a company-wide cost cutting program that may ultimately affect 20% of its total staff and will be concentrated in its Discovery & Early Stage Research Group and in certain general and administrative areas. The intended goal of this program is to reduce the Company's non-dexanabinol related operating expenses by approximately $1 million in 2003.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

      99.1 Press Release dated March 7, 2003


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

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2003

PHARMOS CORPORATION

By: /s/ ROBERT W. COOK
    ------------------
      Robert W. Cook
  Executive Vice President
and Chief Financial Officer


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